Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-20191, 333-51143, 333-46588, 333-81242, 333-185154, and 333-119329 on Form S-8 of Washington Federal, Inc. of our report dated June 23, 2016, with respect to the statements of net assets available for benefits of Washington Federal 401(k) and Employee Stock Ownership Plan and Trust as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplementary information as of December 31, 2015, appearing in this Annual Report (Form 11-K) of Washington Federal 401(k) and Employee Stock Ownership Plan and Trust.

/s/ Moss Adams LLP

Seattle, Washington
June 23, 2016